                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             PETROGLYPH ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     5)  Total fee paid:

         -----------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     3)  Filing Party:

         -----------------------------------------------------------------------
     4)  Date Filed:

         -----------------------------------------------------------------------

                             PETROGLYPH ENERGY, INC.

                                1302 NORTH GRAND
                            HUTCHINSON, KANSAS 67501

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 31, 2000



To the Stockholders of
   PETROGLYPH ENERGY, INC.

         Notice is hereby given that the annual meeting of stockholders, or any adjournment or postponement thereof, of Petroglyph Energy, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 31, 2000, at 9:00 a.m., local time, at the Hyatt Regency - Wichita, 400 West Waterman Street, Wichita, Kansas 67202, for the following purposes:

         1. To elect five directors to serve until the Annual Meeting of Stockholders in 2001;

         2. To approve the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 2000; and

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on April 17, 2000 are entitled to notice of, and to vote at, the annual meeting.

         You are cordially invited and urged to attend the annual meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the annual meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              ROBERT C. MURDOCK
                                              President, Chief Executive Officer
                                              and Chairman of the Board

Hutchinson, Kansas
April 28, 2000

                             PETROGLYPH ENERGY, INC.
                                1302 NORTH GRAND
                            HUTCHINSON, KANSAS 67501

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000

                             SOLICITATION OF PROXIES


SOLICITATION AND REVOCABILITY OF PROXIES

         This proxy statement is furnished to holders of Petroglyph Energy, Inc. ("Petroglyph" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Petroglyph, or any adjournment or postponement thereof, to be held on May 31, 2000, at 9:00 a.m., local time, at the Hyatt Regency - Wichita, 400 West Waterman Street, Wichita, Kansas 67202, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 2000, and (iii) in accordance with the best judgment of the persons voting on any other proposals that may properly come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

         Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 1302 North Grand, Hutchinson, Kansas 67501, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

         The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 28, 2000.

         The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Petroglyph will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

RECORD DATE AND VOTING SECURITIES

         The close of business on April 17, 2000 is the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the Record Date, there were outstanding and entitled to be voted 6,458,333 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of April 17, 2000 and (ii) the number of shares of Common Stock beneficially owned, as of April 17, 2000, by each director of the Company, each named executive officer required to be named pursuant to Item 402 of Regulation S-K under the Exchange Act and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.


                                                                             SHARES BENEFICIALLY
                                                                                    OWNED
                                                                      --------------------------------
NAME OF BENEFICIAL OWNER                                                  NUMBER           PERCENT
                                                                      --------------   ---------------
Directors and Named Executive Officers (1):

William C. Glynn.....................................................             --                *

Richard Hokin (2)....................................................      3,903,392           59.07%

Eugene C. Thomas.....................................................             --                *

A.J. Schwartz (3)....................................................         10,710                *

Robert C. Murdock (4)................................................        272,043            4.12%

S. "Ken" Smith (5)...................................................        191,198            2.90%

Executive Officers and Directors as a Group (7 persons) (6)..........      4,432,343           63.69%


Holders of 5% or More Not Named Above

III Exploration Company ("III Exploration")(2) ......................      3,903,392           59.07%
555 South Cole Road
Boise, Idaho  83709

Wellington Management Company, LLP (7) ..............................        540,000            8.36%
75 State Street
Boston, MA   02109

----------

*        Represents less than 1% of outstanding Common Stock.

(1) The business address of each director and executive officer is care of Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501.

(2) Based upon information reported in a Schedule 13D dated August 30, 1999 filed by III Exploration, Century Partners -- Idaho Limited Partnership, Richard Hokin and Intermountain Industries, Inc. (collectively, the "Intermountain Parties"). The Intermountain Parties share the power to dispose of or direct the disposition of all of such shares of which they may be deemed beneficial owners. Includes 150,000 shares subject to a stock purchase warrant. In addition, III Exploration owns 250,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

(3) Includes (i) 7,000 shares held by Mr. Schwartz's son and (ii) 1,825 shares held by affiliates of Mr. Schwartz.

(4) Includes (i) 122,043 shares held by Mr. Murdock and (ii) 150,000 shares subject to stock options that are exercisable within 60 days.

(5) Includes (i) 45,198 shares held by Mr. Smith and (ii) 146,000 shares subject to stock options that are exercisable within 60 days.

(6) Includes 501,000 shares subject to stock options and warrants that are exercisable within 60 days.

(7) Based upon information reported in a Schedule 13G dated February 9, 2000 filed by Wellington Management Company, LLP ("WMC"). WMC holds such shares in its capacity as an investment adviser which are owned of record by clients of WMC. WMC shares the power to vote or direct the vote of 540,000 of such shares and shares the power to dispose of or direct the disposition of all 540,000 shares of which it may be deemed a beneficial owner.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies.

         The Company's Board of Directors formed standing audit and compensation committees on April 30, 1998, and April 15, 1997, respectively, each of which is composed of Richard Hokin, William C. Glynn, A. J. Schwartz and Eugene C. Thomas who were appointed to the audit and compensation committees in September 1999 to replace David R. Albin and Kenneth A. Hersh who resigned as directors of the Company in August 1999.

         The Compensation Committee exercises the power of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's 1997 Incentive Plan.

         The Audit Committee's primary responsibilities are to (i) recommend the Company's independent auditors to the Board of Directors, (ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as it deems appropriate to ensure the accuracy and completeness of the financial records of the Company and the financial information gathering and reporting policies and procedures of the Company.

         The Board of Directors held nine meetings, the Audit Committee held one meeting and the Compensation Committee held one meeting in 1999. No director attended fewer than 75% of the aggregate number of Board meetings or meetings of committees on which he served.

         All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization to so vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. The five nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The five nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors of the Company. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.

         Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 28, 2000, position with the Company, business experience during the past five years and directorships of publicly held companies.

NAME                      AGE     POSITION WITH COMPANY
----                      ---     ---------------------
Robert C. Murdock         43      President, Chief Executive Officer and Chairman of the Board

William C. Glynn          55      Director

Richard Hokin             59      Director

A. J. Schwartz            48      Director

Eugene C. Thomas          69      Director

         ROBERT C. MURDOCK has served as President, Chief Executive Officer and Chairman of the Board of the Company since its formation in April 1993. Prior to forming the Company, from 1985 to 1993, Mr. Murdock was President of GasTrak Holdings, Inc., a natural gas gathering and marketing company. From 1982 to 1985, Mr. Murdock held various staff and management positions at Panhandle Eastern Pipe Line Company, where he was responsible for the development and implementation of special marketing programs, natural gas supply acquisitions, natural gas supply planning and forecasting, and for developing computer management systems for natural gas contract administration.

         WILLIAM C. GLYNN has served as a director of the Company since August 1999. Mr. Glynn has served as President of Intermountain Industries, Inc. ("Intermountain") and each of its subsidiaries since 1987. Mr. Glynn is a member of and has served as Chairman of the Board of Directors of the Pacific Coast Gas Association. He is also a member of the Board of Directors of the American Gas Association.

         RICHARD HOKIN has served as a director of the Company since August 1999. Mr. Hokin has been a member of the board of Intermountain since 1982 and has served as Chairman of its board and of each of its subsidiaries since 1984. Mr. Hokin has been a director of Displaytech, Inc., a developer and manufacturer of microelectronic displays, since 1995. He has held the position of Managing Partner of Century Partners, an investment partnership, since 1966. From 1984 through 1987, Mr. Hokin served as a director of the Pacific Coast Gas Association.

         A. J. SCHWARTZ has served as a director of the Company since April 1997. Since 1980, Mr. Schwartz has been a shareholder in the law firm of Morris, Laing, Evans, Brock & Kennedy, Chartered.

         EUGENE C. THOMAS has served as a director of the Company since August 1999. Mr. Thomas has served on the Board of Directors of Intermountain and of each of its subsidiaries since 1984. Mr. Thomas is a partner of Moffatt, Thomas, Barrett, Rock & Fields, Chtd., and he has acted as general counsel to Intermountain since 1978. Mr. Thomas is a member of the American Bar Association and served as its President for 1986-87.

COMPENSATION OF DIRECTORS

         Fees and Expenses. Each director who is not an employee of the Company receives an annual fee of $5,000 for serving as a director. In 1999, Mr. Schwartz received $5,000 for a full year of service while Messrs. Hokin, Glynn and Thomas earned $2,500 each for their service as directors for the last half of the year. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. It has come to the Company's attention that A. J. Schwartz failed to timely file a Form 4 in 1998 to report the purchase of 525 shares by various family members; however, such failure was inadvertent and the transaction has now been reported. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all other Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met.

COMPENSATION OF EXECUTIVE OFFICERS

       The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company, the other most highly compensated executive officer of the Company for the years indicated, as well as one person who would have been a named executive officer but for the fact that such individual was not serving as an executive officer of the Company as of December 31, 1999 (collectively, the "named executive officers").

SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                       ANNUAL COMPENSATION             SECURITIES
        NAME AND PRINCIPAL                     -----------------------------------     UNDERLYING       ALL OTHER
            POSITION                   YEAR     SALARY($)     BONUS($)    OTHER($)     OPTIONS(#)      COMPENSATION
----------------------------------     ----    -----------  ------------  --------     ----------      ------------
Robert C. Murdock....................  1999    $ 125,000    $      --     $     --                      $     --
    President and Chief Executive      1998      125,000           --           --       70,000               --
    Officer                            1997      100,617       12,000           --       80,000               --

Robert A. Christensen................  1999    $ 104,136    $      --      $    --                      $ 175,901(1)
    Former Executive Vice              1998      125,000           --           --       70,000               --
    President and Chief Technical      1997      100,617       12,000           --       80,000               --
    Officer

S. "Ken" Smith.......................  1999    $ 125,000    $      --      $    --                      $     --
    Executive Vice President           1998      125,000           --           --       66,000               --
    and Chief Operating Officer        1997      100,617       12,000           --       80,000               --


(1) Consists of forgiveness of certain indebtedness of Mr. Christensen's to the Company in exchange for the relinquishment of rights under Mr. Christensen's severance agreement.



     Option Grants

         The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 1999 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                            % OF                                    VALUE AT ASSUMED
                           NUMBER OF       TOTAL                                 ANNUAL RATES OF STOCK
                           SECURITIES     OPTIONS                                PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO     EXERCISE                      OPTION TERM
                            OPTIONS      EMPLOYEES        PRICE    EXPIRATION    ----------------------
         Name              GRANTED(#)     IN 1998       ($/SHARE)     DATE          5%            10%
                          -----------    ----------     ---------  -----------   --------      --------
Robert C. Murdock             --          %    --       $      --      --        $    --       $    --
Robert A. Christensen         --          %    --              --      --             --            --
Sidney Kennard Smith          --          %    --              --      --             --            --

         Option Exercises and Year-End Option Values

         The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                              NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                              SHARES                         OPTIONS AT FY-END (#)                    AT FY-END ($)
                           ACQUIRED ON       VALUE      ---------------------------------    --------------------------------
         NAME              EXERCISE (#)  REALIZED ($)   EXERCISABLE         UNEXERCISABLE    EXERCISABLE        UNEXERCISABLE
-----------------------    ------------  ------------   -----------         -------------    -----------        -------------
                                                                                                  (DOLLARS IN THOUSANDS)
Robert C. Murdock.......        --            --          150,000                 --             --                  --
Sidney Kennard Smith....        --            --          146,000                 --             --                  --


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION POLICY

To the Stockholders
of Petroglyph Energy, Inc.:

         As members of the compensation committee (the "Committee") of the Board of Directors, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluate the performance of management and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. All decisions by the Committee relating to the compensation of executive officers are reviewed and approved by the full Board.

         The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses on determining appropriate salary and cash incentive levels and providing long-term stock-based incentives. The executive compensation program for 1999 consisted of three elements for consideration: base salary, annual incentive bonus and employee stock options.

         Base Salary. Base salary for executive officers is determined principally by competitive factors, and the marketplace. In determining its recommendations for adjustments to officers' base salaries for fiscal 1999, the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position.

         Annual Incentive Bonus. The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company and the prospect of the Company as a result of that performance, as well as the individual contribution of each officer. Based on these performance evaluations, the Committee then determined whether and to what extent to grant bonuses to the executive officers based on a comparison of bonuses and total compensation paid to executive officers in similar positions with relatively comparable companies in the oil and gas industry. As a result of these evaluations and determinations and the low operating cash flow performance of the Company, the Compensation Committee elected not to grant cash bonuses to the executive officers in 1999.

         Employee Stock Options. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The factors and criteria upon which the compensation of Robert C. Murdock, the Company's CEO, is based are similar to the criteria used in evaluating the compensation packages of the other executive officers of the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies in the Company's industry. The CEO's individual contributions to the Company included, among other things, his leadership role in successfully establishing and retaining a strong management team, developing and implementing the Company's business plans and increasing the net asset value of the Company during 1999. However, due to the low operating cash flow performance of the Company, no increase in Mr. Murdock's salary was awarded for 1999.

Summary

         The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that the compensation levels during 1999 adequately reflect the compensation goals and policies of the Company.

                                                     COMPENSATION COMMITTEE

                                                     Mr. Richard Hokin, Chairman

April 28, 2000


SECTION 162(m) OF THE INTERNAL REVENUE CODE.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's CEO and each of its other four most highly compensated executive officers. All options granted under the Company's 1997 Option Plan in 1997 and 1998 will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT AGREEMENTS

         Each of Messrs. Murdock, and Smith and Tim A. Lucas is a party to a confidentiality and noncompete agreement with the Company. Each such agreement provides that if the Company terminates the employee's employment other than for cause, the Company may elect, at its option, to make severance payments to such employee in an amount equal to the employee's salary for a period not less than six months or greater than 18 months. The Company may discontinue such payments for any reason.

         In exchange for relinquishing his rights under a severance agreement, which had a potential cash value of $250,000, the Company forgave Mr. Christensen's indebtedness of approximately $176,000 in August 1999.

         On December 1, 1998, the Company entered into severance agreements with each of Messrs. Murdock, Smith and Lucas, as amended August 17, 1999, which provide that, subject to certain conditions, in the event that within 180 days following a change of control, (1) such person's employment is involuntarily terminated without cause or (2) such person voluntarily terminates his employment with the Company for good reason (meaning a reduction in such person's base compensation, benefits or duties or a required relocation of more than thirty miles), such person will be paid a severance payment equal to one year's total compensation multiplied by a factor provided in each person's severance agreement, provided with life and disability insurance and an amount equal to the cost of medical insurance for an eighteen-month period following the date of termination and provided with outplacement services for a twelve month period following the date of termination. The factor under the severance agreements is 2.0 for Mr. Murdock and 1.75 each for Mr. Smith and Mr. Lucas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         David R. Albin and Kenneth A Hersh, directors of the Company from April 1997 to August 1999, served as members of the compensation committee of the Company's Board of Directors until August 1999. Messrs. Albin and Hersh each are managing members of the respective general partners of Natural Gas Partners II, L.P. ("NGP II") and Natural Gas Partners III, L.P. ("NGP III"), which, as of December 31, 1998, owned 648,920 shares (11.89%) and 728,291 shares (13.34%) of
Common Stock respectively. Messrs. Albin and Hersh are two of the four managing members of the general partners of each of NGP II and NGP III and also own limited partnership interests in NGP II's and NGP III's respective general partners. In addition to the shares of Common Stock owned by NGP II and NGP III as of December 31, 1998, Mr. Albin beneficially owned 102,220 shares of Common Stock held by a trust on his behalf and Mr. Hersh directly owned 13,055 shares of Common Stock. Messrs. Albin and Hersh disclaimed beneficial ownership of the Common Stock owned by NGP II and NGP III except to the extent of their pecuniary interests therein.

         The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Natural Gas Partners, L.P. ("NGP"), NGP II, NGP III, Robert C. Murdock, Robert A. Christensen, S. "Ken" Smith, the Albin Income Trust, R. Gamble Baldwin, John S. Foster, Kenneth A. Hersh and Bruce B. Selkirk, III (the "Shareholder Parties"). Pursuant to the Registration Rights Agreement, on up to three separate occasions, commencing on the 180th day following the date of the Company's initial registration statement under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $5.0 million. The Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of the Company's Common Stock. The piggyback rights are subject to customary cutback provisions. The Registration Rights Agreement provides for customary indemnities by the Company in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of the Company, with respect to information to be included in the relevant registration statement.

CERTAIN TRANSACTIONS

         In connection with the formation of the Company as the holding company of Petroglyph Gas Partners, L.P. (the "Partnership"), the Company made loans to each of Messrs. Murdock, Christensen and Smith. The proceeds of those loans were contributed by Messrs. Murdock, Christensen and Smith to the capital of an affiliate of the Partnership and applied to retire certain outstanding indebtedness of such affiliate and to discharge each such individuals' personal guarantees of the debt. The loans made to Messrs. Murdock, Christensen and Smith were evidenced by promissory notes bearing interest at a rate of 9.0% per annum, maturing June 30, 1999. During 1999, these notes were revised to extend the maturity date to December 31, 2003. The principal balance of these promissory notes, plus accrued interest, as of March 31, 2000 was approximately $187,000 and $66,000 for Messrs. Murdock and Smith, respectively. In exchange for relinquishing his rights under a severance agreement, which had a potential cash value of $250,000, the Company forgave Mr. Christensen's indebtedness of approximately $176,000 in August of 1999.

         For the years ended December 31, 1999, 1998 and 1997, the Company paid legal fees of $25,254, $57,060 and $139,384, respectively, to the law firm of Morris Laing, Evans, Brock & Kennedy, Chartered, where A. J. Schwartz, a director of the Company, is a shareholder.

         On August 18, 1999, III Exploration completed the purchase (the "Purchase") from Robert A. Christensen, a then director and executive officer of the Company, David R. Albin, a then director of the Company, Kenneth A. Hersh, a then director of the Company, R. Gamble Baldwin, John S. Foster, Bruce B. Selkirk, III, Albin Income Trust, Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, the "Sellers") of 2,753,392 shares of Common Stock of the Company.

         According to the Schedule 13D filed with the Securities and Exchange Commission by III Exploration on August 30, 1999, III Exploration is controlled by Intermountain Industries, Inc., an Idaho corporation ("Intermountain"). William C. Glynn, Richard Hokin and Eugene C. Thomas, directors of the Company, are each directors and/or executive officers of Intermountain. The Purchase was effected through a privately negotiated sale between the Sellers and Intermountain, pursuant to Letter Agreements dated as of August 13, 1999 and July 29, 1999, with a purchase price of $3.00 per share. The source of funds for the Purchase came from working capital of Intermountain. As a result of the Purchase, Intermountain, through its ownership of III Exploration, obtained approximately 50.4% of the outstanding Common Stock of the Company.

         III Exploration has succeeded to rights under a Registration Rights Agreement between the Company and the Shareholder Parties. Pursuant to the Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of the Company's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $5.0 million. The Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of Common Stock. The piggyback rights are subject to customary cutback provisions.

         In August 1999, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to III Exploration to fund a portion of the $6.9 million Antelope Creek Acquisition. The Notes required the Company to deliver to III Exploration a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and granted III Exploration the ability to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the Notes. Petroglyph may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire.

         On December 28, 1999, the Company sold 1,000,000 shares of Common Stock to III Exploration in a privately negotiated sale for $2.00 per share, for aggregate proceeds of $2.0 million (the "Private Placement"). The Common Stock issued in the Private Placement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to use the proceeds from the Private Placement for working capital, to finance existing operations and to finance a portion of the Company's 2000 development plans for its Uinta Basin and Raton Basin properties. As a result of the Private Placement, III Exploration's ownership interest in the Company's Common Stock increased to 59.07% (assuming the exercise of a warrant to purchase 150,000 shares of Common Stock).

         On February 15, 2000 the Company's stockholders approved the issuance to III Exploration of 250,000 shares of Series A Convertible Preferred Stock (the "Issuance") in exchange for certain oil and gas producing properties located primarily in the Uinta Basin of Utah. The transaction was closed on February 18, 2000.

PERFORMANCE GRAPH

         The following performance graph reflects the percentage change in cumulative total stockholder return from October 20, 1997 to December 31, 1999 for (i) the Company's Common Stock, (ii) the National Securities Dealers Automated Quotation System ("NASDAQ") Stock Market Index of U.S. Companies and
(iii) a peer group index.

                             STOCK PERFORMANCE GRAPH
                      (ASSUMES $100 INVESTMENT ON 10/20/97)


                           [STOCK PERFORMANCE GRAPH]


    COMPARISON OF CUMULATIVE STOCKHOLDER TOTAL RETURN (1) AMONG THE COMPANY,
      NASDAQ STOCK MARKET INDEX OF U.S. COMPANIES AND COMPOSITE PEER GROUP


                                               October 20, 1997        December 31, 1998      December 31, 1999
                                               ----------------        -----------------      -----------------
Petroglyph                                            $100                    $ 28                   $ 13
NASDAQ Stock Market Index of U.S. Companies            100                     131                    238
Peer Group (2)                                         100                      36                     39

--------------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on October 20, 1997 in Common Stock of Petroglyph, the NASDAQ Stock Market Index of U.S. Companies and the composite peer group.

(2) Composite peer group includes the following companies: Abraxas Petroleum Corp, Brigham Exploration Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Costilla Energy, Inc., Inland Resources, Inc., Maynard Oil Company, Panaco, Inc., Parallel Petroleum Corporation, Petroleum Development Corp., Prima Energy and Remington Oil & Gas Company.

            PROPOSAL 2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP, who have been the Company's auditors since the Company's formation on April 15, 1997, as independent auditors for the year ending December 31, 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

         Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Arthur Andersen LLP as the Company's auditors for 2000. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

OTHER MATTERS

         The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters that will be presented. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

         The 2001 annual meeting of the shareholders of the Company is tentatively scheduled to take place the last week of May 2001. Stockholder proposals intended to be included in the Company's proxy statement for the 2001 annual meeting must be received by the Company no later than December 26, 2000, in accordance with Rule 14a-8 under the Exchange Act.

         With respect to stockholder proposals which are not intended to be included in the Company's proxy statement but may be properly brought before the 2001 annual meeting, the Bylaws of the Company provide that notice of any such stockholder proposal nominating persons for election to the Board of Directors of the Company must be received at the Company's principal executive office in Hutchinson, Kansas, addressed to the Secretary of the Company not later than 90 days prior to the annual meeting; and all other stockholder proposals must be received not less than 60 nor more than 120 days in advance of the date of the annual meeting.

FORM 10-K ANNUAL REPORT

         The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. Requests should be directed to the Vice President/Chief Financial Officer, Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501.

                                          By Order of the Board of Directors



                                          Robert C. Murdock
                                          President, Chief Executive Officer
                                          and Chairman of the Board

April 28, 2000
Hutchinson, Kansas

                                                                    Attachment A


                             PETROGLYPH ENERGY, INC.
                                   NORTH GRAND
                               HUTCHINSON, KANSAS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Petroglyph Energy, Inc., a Delaware corporation (the "Company"), hereby appoints Robert C. Murdock and Tim A. Lucas, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 31, 2000, at 9:00 a.m., local time, at the Hyatt Regency - Wichita, 400 West Waterman Street, Wichita, Kansas 67202, or any adjournment thereof, according to the number of votes that the undersigned would be entitled to if personally present upon the matters referred to in this proxy.


1.       ELECTION OF DIRECTORS:

         [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY to vote
             (except as marked to the contrary below)       for all nominees listed below

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
         STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

         Robert C. Murdock      William C. Glynn       Richard Hokin       A.J. Schwartz       Eugene C. Thomas

2.       PROPOSAL TO RATIFY APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT
         PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER
         31, 2000

                   [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000


                                      Date:_____________________, 2000


                                      -----------------------------------------
                                      Signature



                                      -----------------------------------------




                                      Name(s) (typed or printed)


                                      -----------------------------------------

                                      -----------------------------------------
                                      Address(es)



                  Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.